Exhibit 10.11

FORTIVE CORPORATION

2016 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the terms defined in the Fortive Corporation 2016 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement (the “Agreement”).

I. NOTICE OF GRANT

Name:

Address:

The undersigned Participant has been granted an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement, as follows (each of the following capitalized terms are defined terms having the meaning indicated below):

Date of Grant

Number of Restricted Stock Units

Vesting Schedule:

Time-Based Vesting Criteria	The time-based vesting criteria will be satisfied with respect to [ ]% of the shares underlying the RSUs on each of the [ ] anniversaries of the Date of Grant.

Performance Objective	Set forth on Addendum A (if applicable)

II. AGREEMENT

1. Grant of RSUs. Fortive Corporation (the “Company”) hereby grants to the Participant named in this Notice of Grant (the “Participant”), an Award of Restricted Stock Units (“RSUs”) subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.

2. Vesting.

(a) Vesting Schedule. Except as may otherwise be set forth in this Agreement or in the Plan, with respect to each Tranche of RSUs granted under this Agreement (a “Tranche” consists of all RSUs as to which the Time-Based Vesting Criteria are scheduled to be satisfied on the same date), the Tranche shall not vest unless (i) the Participant continues to be actively employed with the Company or an Eligible Subsidiary for the period required to satisfy the Time-Based Vesting Criteria applicable to such Tranche (the date on which the Time-Based Vesting Criteria applicable to a Tranche are scheduled to be satisfied is the “Time-Based Vesting Date”), and (ii) the Performance Objective applicable to such RSUs, if any, is satisfied on or prior to the Time-Based Vesting Date. Vesting shall be determined separately for each Tranche. The Performance Objective (if any) and Time-Based Vesting Criteria applicable to any Tranche are collectively referred to as “Vesting Conditions,” and the date upon which all Vesting Conditions applicable to that Tranche are satisfied is referred to as the “Vesting Date” for such Tranche. The Vesting Conditions shall be established by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (or by one or more members of Company management, if such power has been delegated in accordance with the Plan and applicable law) and reflected in the account maintained for the Participant by an external third party administrator of the RSU awards. Further, during any approved leave of absence (and without limiting the application of any other rules governing leaves of absence that the Committee may approve from time to time pursuant to the Plan), to the extent permitted by applicable law the Committee shall have discretion to provide that the vesting of the RSUs shall be frozen as of the first day of the leave (or as of any subsequent day during such leave, as applicable) and shall not resume until and unless the Participant returns to active employment.

(b) Performance Objective. The Committee shall determine whether the Performance Objective applicable to an RSU, if any, has been met, and such determination shall be final and conclusive. Until the Committee has made such a determination, the Performance Objective (if any) may not be considered to have been satisfied. Notwithstanding any determination by the Committee that the Performance Objective (if any) has been attained with respect to a particular Tranche, such Tranche shall not be considered to have vested unless and until the Participant has satisfied the Time-Based Vesting Criteria applicable to such Tranche.

(c) Fractional RSU Vesting. In the event the Participant is vested in a fractional portion of an RSU (a “Fractional Portion”), such Fractional Portion will be rounded up and converted into a whole share of Common Stock (“Share”) and issued to the Participant.

(d) Addenda. The provisions of Addendum A (if any) and Addendum B are incorporated by reference herein and made a part of this Agreement, and to the extent any provision in Addendum A (if any) or Addendum B conflicts with any provision set forth elsewhere in this Agreement (including without limitation any provisions relating to Retirement), the provision set forth in Addendum A (if any) or Addendum B shall control.

3. Form and Timing of Payment; Conditions to Issuance of Shares.

(a) Form and Timing of Payment. The Award of RSUs represents the right to receive a number of Shares equal to the number of RSUs that vest pursuant to the Vesting Conditions. Unless and until the RSUs have vested in the manner set forth in Sections 2 and 4, Participant shall have no right to payment of any such RSUs. Prior to actual issuance of any Shares underlying the RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Subject to the other terms of the Plan and this Agreement, any Tranche that vests in accordance with Sections 2 and 4 will be paid to the Participant in whole Shares within 90 days of the Vesting Date for that Tranche. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Committee may require the Participant to take any reasonable action in order to comply with any such rules or regulations.

(b) Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Securities Act covers the Shares issued upon vesting of an RSU, the Committee may require that the Participant agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Award are registered under the Securities Act. The Committee may also require the Participant to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Participant acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.

4. Termination of Employment.

(a) General. In the event the Participant’s active employment or other active service-providing relationship with the Company or an Eligible Subsidiary terminates for any reason (other than death, Early Retirement or Normal Retirement) whether or not in breach of applicable labor laws, all RSUs that are unvested as of termination shall automatically terminate as of the date of termination and Participant’s right to receive further RSUs under the Plan shall also terminate as of the date of termination. The Committee shall have discretion to determine whether the Participant has ceased to be actively employed by (or, if the Participant is a consultant or director, has ceased actively providing services to) the Company or Eligible Subsidiary, and the effective date on which such active employment (or active service-providing relationship) terminated. The Participant’s active employer-employee or other active service-providing relationship will not be extended by any notice period mandated under applicable law (e.g., active employment shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to applicable law). Unless the Committee provides otherwise (1) termination of the Participant’s employment will include instances in which Participant is terminated and immediately rehired as an independent contractor, and (2) the spin-off, sale, or disposition of the Participant’s employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) such that the Participant’s employer no longer constitutes an Eligible Subsidiary will constitute a termination of employment or service.

(b) Death. Upon Participant’s death, a pro rata amount of each unvested Tranche shall become vested based on the number of complete twelve-month periods between the Date of Grant and the date of the Participant’s death divided by the total number of twelve-month periods between the Date of Grant and the Time-Based Vesting Date applicable to such Tranche. Notwithstanding anything in the Plan or this Agreement to the contrary, for purposes of this Section, any partial twelve-month period between the Date of Grant and the date of death shall be considered a complete twelve-month period and any Fractional Portion that results from applying the pro rata methodology shall be rounded up to a whole Share.

(c) Retirement.

(i) Upon termination of employment by reason of the Participant’s Early Retirement, unless contrary to applicable law and unless otherwise provided by the Committee either initially or subsequent to the grant of the relevant Award, with respect to each Tranche that is unvested as of the Early Retirement date, a pro-rata portion of such Tranche (i.e. based on the ratio of (x) the number of full or partial months worked by the Participant from the Date of Grant to the Early Retirement date to (y) the total number of months in the original time-based vesting schedule of such Tranche) will vest as of the Time-Based Vesting Date for such Tranche, but if and only if the Performance Objective (if any) is satisfied on or prior to such Time-Based Vesting Date.

(ii) Upon termination of employment by reason of the Participant’s Normal Retirement, unless contrary to applicable law and unless otherwise provided by the Committee either initially or subsequent to the grant of the relevant Award, with respect to each Tranche that is unvested as of the Normal Retirement date, such Tranche will vest as of the Time-Based Vesting Date for such Tranche, but if and only if the Performance Objective (if any) is satisfied on or prior to such Time-Based Vesting Date.

(d) Gross Misconduct. If the Participant’s employment with the Company or an Eligible Subsidiary is terminated for Gross Misconduct, the Participant’s unvested RSUs shall automatically terminate as of the time of termination without consideration. The Participant acknowledges and agrees that the Participant’s termination of employment shall also be deemed to be a termination of employment by reason of the Participant’s Gross Misconduct if, after the Participant’s employment has terminated, facts and circumstances are discovered or confirmed by the Company that would have justified a termination for Gross Misconduct.

(e) Violation of Post-Employment Covenant. To the extent that any of the Participant’s RSUs remain outstanding under the terms of the Plan or this Agreement after termination of the Participant’s employment or service with the Company or an Eligible Subsidiary, such RSUs shall expire as of the date the Participant violates any covenant not to compete or other post-employment covenant that exists between the Participant on the one hand and the Company or any subsidiary of the Company, on the other hand.

(f) Substantial Corporate Change. Upon a Substantial Corporate Change, the Participant’s unvested RSUs will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of the RSUs, or the substitution for such RSUs of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the RSUs will continue in the manner and under the terms so provided.

5. Non-Transferability of RSUs. Unless the Committee determines otherwise in advance in writing, RSUs may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Participant.

6. Amendment of RSUs or Plan.

(a) The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Company’s Board may amend, modify or terminate the Plan or any Award in any respect at any time; provided, however, that modifications to this Agreement or the Plan that materially and adversely affect the Participant’s rights hereunder can be made only in an express written contract signed by the Company and the Participant. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement and Participant’s rights under outstanding RSUs as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, (1) upon a Substantial Corporate Change, (2) as required by law, or (3) to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award.

(b) The Participant acknowledges and agrees that if the Participant changes classification from a full-time employee to a part-time employee the Committee may in its sole discretion reduce or eliminate the Participant’s unvested RSUs.

7. Tax Obligations.

(a) Withholding Taxes. Regardless of any action the Company or any Subsidiary employing the Participant (the “Employer”) takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs is and remains the Participant’s responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant is subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer (in its sole discretion) to satisfy all withholding and payment on account obligations for Tax Related Items of the Company and/or the Employer. In this regard, the Participant authorizes the Company and the Employer, or either of them, in such entity’s sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant (with respect to the award granted hereunder as well as any equity awards previously received by the Participant under any Company stock plan) by one or a combination of the following: (i) requiring the Participant to pay Tax-Related Items in cash with a cashier’s check or certified check or by wire transfer of immediately available funds; (ii) withholding cash from the Participant’s wages or other compensation payable to the Participant by the Company and/or the Employer; (iii) arranging for the sale of Shares otherwise issuable to the Participant upon payment on the RSUs (on Participant’s behalf and at Participant’s direction pursuant to this authorization), including the sale of Shares prior to such scheduled payment date; (iv) withholding from the proceeds of the sale of Shares acquired upon payment on the RSUs; or (v) withholding in Shares otherwise issuable to the Participant, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) using the Fair Market Value of the Shares on the date of the relevant taxable event. Participant shall pay to the Company or the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that are not satisfied by any of the means previously described. The Company may refuse to deliver the Shares to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.

(b) Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have separated from service with the Company for purposes of this Agreement and no payment shall be due to the Participant under this Agreement on account of a separation from service until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under this Agreement or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

For purposes of making a payment under this Agreement, if any amount is payable as a result of a Substantial Corporate Change, such event must also constitute a “change in ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.

8. Rights as Shareholder. Until all requirements for vesting of the RSUs pursuant to the terms of this Agreement and the Plan have been satisfied, the Participant shall not be deemed to be a shareholder of the Company, and shall have no dividend rights or voting rights with respect to the RSUs or any Shares underlying or issuable in respect of such RSUs until such Shares are actually issued to the Participant.

9. No Employment Contract. Nothing in the Plan or this Agreement constitutes an employment contract between the Company and the Participant and this Agreement shall not confer upon the Participant any right to continuation of employment or service with the Company or any of its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or any of its Subsidiaries right to terminate the Participant’s employment or service at any time, with or without cause (subject to any employment agreement a Participant may otherwise have with the Company or a Subsidiary thereof and/or applicable law).

10. Board Authority. The Board and/or the Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any RSUs have vested). All interpretations and determinations made by the Board and/or the Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons and such determinations of the Board and/or the Committee do not have to be uniform nor do they have to consider whether Plan participants are similarly situated. No member of the Board and/or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

11. Headings. The captions used in this Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the RSUs for construction and interpretation.

12. Electronic Delivery.

(a) If the Participant executes this Agreement electronically, for the avoidance of doubt Participant acknowledges and agrees that his or her execution of this Agreement electronically (through an on-line system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Agreement in paper form. Participant acknowledges that upon request of the Company he or she shall also provide an executed, paper form of this Agreement.

(b) If the Participant executes this Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.

(c) If Participant executes this Agreement multiple times (for example, if the Participant first executes this Agreement in electronic form and subsequently executes this Agreement in paper form), the Participant acknowledges and agrees that (i) no matter how many versions of this Agreement are executed and in whatever medium, this Agreement only evidences a single Award relating to the number of RSUs set forth in the Notice of Grant and (ii) this Agreement shall be effective as of the earliest execution of this Agreement by the parties, whether in paper form or electronically, and the subsequent execution of this Agreement in the same or a different medium shall in no way impair the binding legal effect of this Agreement as of the time of original execution.

(d) The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the RSUs, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Participant pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company. By executing this Agreement, the Participant hereby consents to receive such documents by electronic delivery. At the Participant’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Participant.

13. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number (e.g., resident registration number), salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the RSUs or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired upon vesting and payment of the RSUs or other entitlement to Shares.

Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant understands that Data shall be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan, and he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with his or her employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to Participant or to administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing such consent may affect his or her ability to participate in the Plan. In addition, Participant understands that the Company and its Subsidiaries have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding the Participant’s withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

14. Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the RSUs or hereunder, or the rights, duties or liabilities created hereby.

15. Agreement Severable. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

16. Governing Law and Venue. The laws of the State of Delaware (other than its choice of law provisions) shall govern this Agreement and its interpretation. For purposes of litigating any dispute that arises with respect to the RSUs, this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of New Castle County, or the United States Federal court for the District of Delaware, and no other courts; and waive, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum. Any claim under the Plan, this Agreement or any Award must be commenced by a Participant within twelve (12) months of the earliest date on which the Participant’s claim first arises, or the Participant’s cause of action accrues, or such claim will be deemed waived by the Participant.

17. Nature of RSUs. In accepting the RSUs, Participant acknowledges and agrees that:

(a) the award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, benefits in lieu of RSUs or other equity awards, even if RSUs have been awarded repeatedly in the past;

(b) all decisions with respect to future equity awards, if any, shall be at the sole discretion of the Company;

(c) Participant’s participation in the Plan is voluntary;

(d) the award of RSUs and Shares subject to the RSUs, and the income and value of same, are an extraordinary item that (i) does not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and (ii) is outside the scope of Participant’s employment or service contract, if any;

(e) the award of RSUs and Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

(f) unless otherwise expressly agreed with the Company, the RSUs and Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of any Subsidiary;

(g) the award of RSUs and Participant’s participation in the Plan shall not be interpreted to form an employment or service contract with the Company or any Subsidiary of the Company;

(h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i) the value of the Shares acquired upon vesting/settlement of the RSUs may increase or decrease in value;

(j) in consideration of the award of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or Shares upon vesting of the Award resulting from termination of Participant’s employment or continuous service by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of applicable labor laws of the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any, and whether or not later found to be invalid) and in consideration of the grant of the Award, Participant irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Agreement/electronically accepting the Agreement, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue or seek remedy for any such claim;

(k) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares; and

(l) Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

18. Language. If Participant has received the Plan, this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by applicable law.

19. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

21. Insider Trading/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Participant is advised to consult with his or her own personal legal and financial advisors on this matter.

22. Addendum B. The RSUs shall be subject to the special terms and provisions (if any) set forth in the Addendum B to this Agreement for Participant’s country of residence. Moreover, if Participant relocates to one of the countries included in the Addendum B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the RSUs. The Addendum B constitutes part of this Agreement. In addition, the Company reserves the right to impose other requirements on the RSU and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in any adverse accounting expense to the Company, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23. Recoupment. The RSUs granted pursuant to this Agreement are subject to the terms of the Fortive Corporation Recoupment Policy as it exists from time to time (a copy of the Recoupment Policy as it exists from time to time is available on the Company’s internal website) (the “Policy”) if and to the extent such Policy by its terms applies to the RSUs, and to the terms required by applicable law; and the terms of the Policy and such applicable law are incorporated by reference herein and made a part hereof.

24. Notices. The Company may, directly or through its third party stock plan administrator, endeavor to provide certain notices to Participant regarding certain events relating to awards that the Participant may have received or may in the future receive under the Plan, such as notices reminding Participant of the vesting or expiration date of certain awards. Participant acknowledges and agrees that (1) the Company has no obligation (whether pursuant to this Agreement or otherwise) to provide any such notices; (2) to the extent the Company does provide any such notices to Participant the Company does not thereby assume any obligation to provide any such notices or other notices; and (3) the Company, its affiliates and the third party stock plan administrator have no liability for, and the Participant has no right whatsoever (whether pursuant to this Agreement or otherwise) to make any claim against the Company, any of its affiliates or the third party stock plan administrator based on any allegations of, damages or harm suffered by the Participant as a result of the Company’s failure to provide any such notices or Participant’s failure to receive any such notices.

25. Consent and Agreement With Respect to Plan. Participant (1) acknowledges that the Plan and the prospectus relating thereto are available to Participant on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice prior to executing this Agreement and fully understands all provisions of the Agreement and the Plan; (3) accepts these RSUs subject to all of the terms and provisions thereof; (4) consents and agrees to all amendments that have been made to the Plan since it was adopted in 2016 (and for the avoidance of doubt consents and agrees to each amended term reflected in the Plan as in effect on the date of this Agreement), and consents and agrees that all options and restricted stock units, if any, held by Participant that were previously granted under the Plan as it has existed from time to time are now governed by the Plan as in effect on the date of this Agreement (except to the extent the Committee has expressly provided that a particular Plan amendment does not apply retroactively); and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

[If the Agreement is signed in paper form, complete and execute the following:]

PARTICIPANT	FORTIVE CORPORATION

Signature	Signature

Print Name	Print Name

Title

Residence Address

ADDENDUM A

ADDENDUM B

This Addendum includes additional terms and conditions that govern the RSUs granted to Participant if Participant works and/or resides in one of the countries listed herein. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Notice of Grant, the Agreement or the Plan.

This Addendum may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws concerning RSUs in effect as of March 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan as the information may be out of date at the time Participant vests in the RSUs or sells Shares acquired under the Plan.

In addition, this Addendum is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country apply to Participant’s specific situation.

If Participant is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment and/or residency after the RSUs were granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant in the same manner.

PARTICIPANTS IN AUSTRALIA, CZECH REPUBLIC, GERMANY, HUNGARY, IRELAND, NEW ZEALAND, SLOVAKIA AND THE UNITED KINGDOM

Section 4(c) of this Agreement (Retirement) shall not apply to any Participant who as of the Date of Grant is on permanent, non-temporary assignment in Australia, the Czech Republic, Germany, Hungary, Ireland, New Zealand, Slovakia or the United Kingdom. Instead, the provisions of Section 4(a) (General), shall apply, notwithstanding the provisions therein regarding Early Retirement and Normal Retirement to the contrary.

PARTICIPANTS IN AUSTRIA, BELGIUM, DENMARK, FINLAND, FRANCE, ITALY, THE NETHERLANDS, POLAND, SLOVENIA, SPAIN AND SWEDEN

Section 4(c)(i) of this Agreement (regarding Early Retirement) shall not apply to any Participant who as of the Date of Grant is on permanent, non-temporary assignment in Austria, Belgium, Denmark, Finland, France, Italy, the Netherlands, Poland, Slovenia, Spain or Sweden (collectively, the “Statutory Retirement Age Countries”). Instead, the provisions of Section 4(a) (General), shall apply, notwithstanding the provisions therein regarding Early Retirement to the contrary.

For purposes of applying the Plan and Section 4(c)(ii) of this Agreement (regarding Normal Retirement) to any Participant who as of the Date of Grant is on permanent, non-temporary assignment in any of the Statutory Retirement Age Countries, the definition of “Normal Retirement” set forth in the Plan shall not apply and instead “Normal Retirement” shall mean such Participant’s attainment of the statutory retirement age in the jurisdiction in which the Participant is on permanent, non-temporary assignment as of the Date of Grant. In the absence of a statutory retirement age in such jurisdiction, “Normal Retirement” shall mean attainment of the customary age for retirement in such jurisdiction.

Notwithstanding the foregoing, in the event that subsequent to the Date of Grant such a Participant works in a jurisdiction other than in the jurisdiction in which the Participant was on permanent, non-temporary assignment as of the Date of Grant, if required to comply with applicable law, the Committee shall have sole and absolute discretion to instead apply to such Participant the retirement provisions of this Agreement that are applicable in such other jurisdiction.

PARTICIPANTS IN ARGENTINA

Securities Law Notice

Participant understands that neither the grant of the RSUs nor the Shares to be issued pursuant to the Award constitute a public offering as defined by the Law N° 17,811, or any other Argentine law. The offering of the RSUs is a private placement. As such, the offering is not subject to the supervision of any Argentine governmental authority.

Labor Law Acknowledgement

Any benefits awarded under the Plan accrue no more frequently than on an annual basis. In addition, Participant acknowledges that the grant is made by the Company on behalf of Participant’s local employer.

Exchange Control Notice

Following the sale of Shares and/or the receipt of dividends, Argentine residents may be subject to certain restrictions in bringing such funds back into Argentina. The Argentine bank handling the transaction may request certain documentation in connection with the request to transfer proceeds into Argentina (e.g., evidence of the sale, proof of the source of the funds used to purchase such shares, etc.). Participant must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the sale of any Shares acquired upon exercise and the receipt of any dividends paid on such shares.

Please note that exchange control regulations in Argentina are subject to frequent change. Participant should consult with his or her personal legal advisor regarding any exchange control obligations Participant may have in connection with Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information

If Participant holds Shares as of December 31 of any year, Participant is required to report the holding of the Shares on his or her personal tax return for the relevant year. In addition, certain periodic reporting obligations also apply; specifically, when Participant acquires, sells, transfers or otherwise disposes of Shares on or after January 1, 2012, Participant must register the transaction with the Federal Tax Administration.

PARTICIPANTS IN AUSTRALIA

Australian Offer Document

Participant understands that the offering of the Plan in Australia is intended to qualify for exemption from the prospectus requirements under Class Order 14/1000 issued by the Australian Securities and Investments Commission. Participation in the Plan is subject to the terms and conditions set forth in the Australian Offer Document, the Plan and this Agreement provided to Participant.

Securities Law Notice

If the Participant acquires Shares pursuant to the vesting/settlement of the RSUs and offers his or her Shares for sale to a person or entity resident in Australia, Participant’s offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.

Exchange Control Notice

Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers of any amount. The Australian bank assisting with the transaction will file the report for Participant. If there is no Australian bank involved in the transfer, Participant will be responsible for filing the report.

PARTICIPANTS IN AUSTRIA

Exchange Control Notice

If Participant holds Shares acquired under the Plan outside of Austria, Participant may be required to submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When Participant sells Shares acquired under the Plan or receives a dividend payment, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

PARTICIPANTS IN BELGIUM

Foreign Asset/Account Reporting Information

Participant is required to report any security or bank account opened and maintained outside Belgium on Participant’s annual tax return. In a separate report, Participant is required to provide a central contact point to the National Bank of Belgium with the account number, bank name and country in which said bank account was opened. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

PARTICIPANTS IN BRAZIL

Compliance with Law

By accepting the RSUs, Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the RSUs, the receipt of any dividends, and the sale of Shares acquired under the Plan.

Nature of Grant

By accepting the RSUs, Participant agrees that Participant is making an investment decision, the Shares will be issued to Participant only if vesting conditions are met and any necessary services are rendered by Participant over the vesting period, and the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to Participant.

Labor Law Acknowledgement

Participant agrees that, for all legal purposes, (i) the benefits provided under the Agreement and the Plan are the result of commercial transaction unrelated to Participant’s employment; (ii) the Agreement and the Plan are not part of any terms and conditions of Participant’s employment; and (iii) the income from the RSUs, if any, is not part of Participant’s remuneration from employment.

Exchange Control Notice

If Participant is resident or domiciled in Brazil, Participant will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Please note that the US$100,000 threshold may be changed annually.

Securities Law Notice

The Award and the securities granted under the Plan have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, the CVM). Therefore, the Award and the securities granted under the Award will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulation.

PARTICIPANTS IN CANADA

Consent to Receive Information in English for Participants in Quebec

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.

Les parties reconnaissent avoir exigé la rédaction en anglais du présent Contrat, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite au présent Contrat.

RSUs Payable Only in Shares

RSUs granted to Participants in Canada shall be paid in Shares only. In no event shall any of such RSUs be paid in cash, notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary.

Data Privacy

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company and its Subsidiaries and affiliates, and any stock plan service provider that may be selected by the Company, to assist with the Plan to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Company and its Subsidiaries and affiliates to record such information and to keep such information in his or her employee file.

Securities Law Notice

Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares is listed. The Shares are currently listed on the New York Stock Exchange.

Foreign Asset/Account Reporting Information

Foreign property, including RSUs, Shares acquired under the Plan and other rights to receive shares of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, such RSUs must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because Participant holds other foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if Participant owns other shares of the same company, this ACB may need to be averaged with the ACB of the other shares. Participant should consult his or her personal legal advisor to ensure compliance with applicable reporting obligations.

PARTICIPANTS IN CHILE

Securities Law Notice

The grant of the RSUs is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)	The starting date of the offer will be the Grant Date (as defined in the Agreement), and this offer conforms to General Ruling no. 336 of the Chilean Superintendence of Securities and Insurance;

b)	The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Superintendence of Securities and Insurance, and therefore such securities are not subject to its oversight;

c)	The issuer is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Superintendence of Securities and Insurance; and

d)	The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.

a)	La fecha de inicio de la oferta será el de la fecha de otorgamiento (o “Grant Date”, según este término se define en el documento denominado “Agreement”) y esta oferta se acoge a la norma de Carácter General n° 336 de la Superintendencia de Valores y Seguros Chilena;

b)	La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Superintendencia de Valores y Seguros Chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;

c)	Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en chile información pública respecto de esos valores; y

d)	Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.

Exchange Control Notice

It is the Participant’s responsibility to make sure that the Participant complies with exchange control requirements in Chile when the value of his or her stock transaction is in excess of US$10,000.

According to the International Exchange Transaction Regulations (“IETR”) issued by the Central Bank of Chile, it is arguable whether the acquisition of Shares for which Participant does not remit funds abroad represents an “investment operation”. In case the acquisition qualifies as an investment operation under the IETR and the aggregate value of any Shares exceeds US$10,000, the Participant must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within ten (10) days of the settlement of the RSUs.

The Participant is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends or dividend equivalents. However, if the Participant decides to repatriate such funds, the Participant must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Participant must report the payment to a commercial bank or registered foreign exchange office receiving the funds.

If the Participant’s aggregate investments held outside of Chile exceeds US$5,000,000 (including the investments made under the Plan), the Participant must report the investments annually to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

Please note that exchange control regulations in Chile are subject to change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to the vesting of the RSUs.

Annual Tax Reporting Obligation

The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” If the Participant is not a Chilean citizen and has been a resident in Chile for less than three years, the Participant is exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website: www.sii.cl.

PARTICIPANTS IN CHINA

Terms and Conditions—Exchange Control Restrictions Applicable to Participants who are PRC Nationals

Participant understands and agrees that upon RSU vesting the underlying Shares may be sold immediately or, at the Company’s discretion, at a later time. Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on Participant’s behalf pursuant to this authorization), and Participant expressly authorizes such broker to complete the sale of such Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to Participant in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items resulting from the vesting of the RSUs has been satisfied. Due to fluctuations in the Share price and/or the US Dollar exchange rate between the vesting date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the market value of the Shares on the vesting date. Participant understands and agrees that the Company is not responsible for the amount of any loss Participant may incur and that the Company assumes no liability for any fluctuations in the Share price and/or US Dollar exchange rate.

Participant understands and agrees that, due to exchange control laws in China, Participant will be required to immediately repatriate to China the cash proceeds from the sale of any Shares acquired at vesting of the RSUs and any dividends received in relation to the Shares. Participant further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account to be approved by the local foreign exchange administration, and Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares may be transferred to such special account prior to being delivered to Participant. The proceeds may be paid to Participant in U.S. Dollars or local currency at the Company’s discretion. In the event the proceeds are paid to Participant in U.S. Dollars, Participant understands that he or she will be required to set up a U.S. Dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. In addition, Participant understands and agrees that Participant will be responsible for converting the proceeds into Renminbi Yuan at Participant’s expense.

If the proceeds are paid to Participant in local currency, Participant agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are distributed to Participant through any such special account.

Exchange Control Notice Applicable to Participants in the PRC

Participant understand that exchange control restrictions may limit Participant’s ability to access and/or convert funds received under the Plan, particularly if these amounts exceed US$50,000. Participant should confirm the procedures and requirements for withdrawals and conversions of foreign currency with his or her local bank prior to the vesting of the RSUs/sale of the Shares.

Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the Peoples’ Republic of China.

Foreign Asset/Account Reporting Information

PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Participant may be subject to reporting obligations for the Shares or awards acquired under the Plan and Plan-related transactions. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult his/her personal tax advisor in this regard.

PARTICIPANTS IN COLOMBIA

Labor Law Acknowledgement The following provision supplements Section 10 of the Agreement:

Participant acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan, the Award, the underlying Shares, and any other amounts or payments granted or realized from participation in the Plan do not constitute a component of Participant’s “salary” for any purpose. To this extent, they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions or any other labor-related amount which may be payable.”

Foreign Asset/Account Reporting Information

Investments held abroad (including Shares issued at vesting) must be registered with the Central Bank of Colombia (Banco de la República) if the aggregate investments held by an individual (as of December 31 of the applicable calendar year) equal or exceed a prescribed threshold. If the threshold is met or exceeded, Participant must register the investments with the Central Bank by filing a Form No. 11 and submitting it to Señores, Banco de la República, Atn: Jefe Sección Inversiones, Departamento de Cambios Internacionales, Carrera 7 No. 14—18, Bogotá, Colombia” by June 30 of the following year. Upon the sale or disposition of the investments previously registered with the Central Bank, Participant must cancel the registration by no later than March 31 of the year following the sale or disposition or certain fines could apply.

In addition, when Participant sells or otherwise disposes of any Shares acquired under the Plan, Participant may either choose to keep the resulting sums abroad, or to repatriate them to Colombia. If Participant chooses to repatriate funds to Colombia and Participant has not registered his or her investment with Banco de la República, Participant will need to file with Banco de la República Form No. 5 upon conversion of funds into local currency, which should be duly completed to reflect the nature of the transaction. If Participant has registered his or her investment with Banco de la República, then Participant will need to file with Banco de la República Form No. 4 upon conversion of funds into local currency, which should be duly completed to reflect the nature of the transaction.

Participant should consult his/her personal legal advisor to ensure compliance with applicable Colombian exchange control regulations.

PARTICIPANTS IN THE CZECH REPUBLIC

Exchange Control Notice

Upon request of the Czech National Bank (the “CNB”), Participant may be required to fulfill certain notification duties in relation to the acquisition of Shares and the opening and maintenance of a foreign account. Because exchange control regulations change frequently and without notice, Participant should consult his or her personal legal advisor prior to vesting of RSUs and the subsequent sale of Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with Czech exchange control laws, and neither the Company nor any Subsidiary or affiliate will be liable for any resulting fines or penalties.

PARTICIPANTS IN DENMARK

Danish Stock Option Act

By accepting this Award, the Participant acknowledges that he or she has received a Danish translation of an Employer Statement, which is being provided to comply with the Danish Stock Option Act.

Exchange Control Notice

The establishment of an account holding Shares or an account holding cash outside Denmark must be reported to the Danish Tax Administration. The form which should be used in this respect may be obtained from a local bank. (Please note that these obligations are separate from and in addition to the securities/tax reporting obligations described below.)

Securities/Tax Reporting Notice

If Participant holds Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, Participant is required to inform the Danish Tax Administration about the account. For this purpose, Participant must file a Form V (Erklaering V) with the Danish Tax Administration. Both Participant and the bank/broker must sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request each year and not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable broker or bank with which the account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage account and Shares deposited therein to the Danish Tax Administration as part of his or her annual income tax return. By signing the Form V, Participant authorizes the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.

In addition, if Participant opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, Participant is also required to inform the Danish Tax Administration about this account. To do so, Participant must also file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by Participant and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year and not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of Participant’s annual income tax return. By signing the Form K, Participant authorizes the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk.

PARTICIPANTS IN FINLAND

There are no country-specific provisions.

PARTICIPANTS IN FRANCE

Consent to Receive Information in English

By accepting the RSUs, Participant confirms having read and understood the Plan, the Notice of Grant, the Agreement and this Addendum, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Consentement afin de Recevoir des Informations en Anglais

En acceptant les RSUs d’Achat d’Actions, le Bénéficiaire confirme qu’il ou elle a lu et compris le Plan, la Notification d’Attribution, le Contrat et les présentes Annexes, en ce compris tous les termes et conditions y relatifs, qui sont fournis en langue anglaise. Le Bénéficiaire accepte les termes de ces documents en connaissance de cause.

Exchange Control Notice

If Participants holds Shares outside of France or maintains a foreign bank account, he or she is required to report the maintenance of such to the French tax authorities when filing his or her annual tax return.

PARTICIPANTS IN GERMANY

Exchange Control Notice

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). If Participant receives a payment in excess of €12,500 in connection with the sale of Shares under the Plan, Participant must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) via Bundesbank’s website (www.bundesbank.de). Participant is responsible for complying with applicable reporting requirements.

PARTICIPANTS IN HONG KONG

Form of Settlement

Notwithstanding any discretion contained in the Plan or anything to the contrary in the Agreement, the RSUs are payable in Shares only.

Sale Restriction

Shares received at vesting are accepted as a personal investment. In the event that the RSUs vest and Shares are issued to the Participant (or the Participant’s heirs) within six months of the Award Date, the Participant (or the Participant’s heirs) agrees that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Award Date.

Wages

The RSUs and Shares subject to the RSUs do not form part of Participant’s wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

Securities Law Notice

WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the offer. If Participant is in any doubt about any of the contents of this document, Participant should obtain independent professional advice. Neither the grant of the RSUs nor the issuance of Shares upon vesting of the RSUs constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Subsidiaries. The Agreement, including this Addendum, the Plan and other incidental communication materials distributed in connection with the RSUs (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company or its subsidiaries and may not be distributed to any other person.

Nature of the Program

The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grants of the RSUs will be null and void.

PARTICIPANTS IN HUNGARY

There are no country-specific provisions.

PARTICIPANTS IN INDIA

Exchange Control Notice

Participant must repatriate any proceeds from the sale of Shares and any cash dividends acquired under the Plan to India and convert the proceeds into local currency within a certain period of the receipt (90 days for sale proceeds and 180 days for dividend payments). Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency. Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Because exchange control regulations can change frequently and without notice, Participant should consult his or her personal legal advisor before selling Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.

Foreign Assets/Account Reporting Information

Participant is required to declare his or her foreign bank accounts and any foreign financial assets (including Shares held outside India) in Participant’s annual tax return. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult his or her personal advisor in this regard as significant penalties may apply in the case of non-compliance.

PARTICIPANTS IN IRELAND

There are no country-specific provisions.

PARTICIPANTS IN ITALY

Foreign Asset/Account Reporting Information

Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Data Privacy

This provision replaces the data privacy section in the Agreement:

Participant understands that the Company and his or her employer, as the Privacy Representative of the Company in Italy, may hold certain personal information about Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of common stock or directorships held in the Company or its Subsidiaries, affiliates or joint ventures details of all Awards or any other entitlement to shares of common stock awarded, canceled, vested, unvested or outstanding in Participant’s favor, and that the Company and his employer will process said data and other data lawfully received from a third party (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation.

Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that his denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect his ability to participate in the Plan. The Controller of personal data processing is Fortive Corporation, with registered offices at 6920 Seaway Blvd., Everett, WA 98203.

Participant understands that Personal Data will not be publicized, but it may be accessible by Participant’s employer and within the employer’s organization by its internal and external personnel in charge of processing, and by the data processor, if appointed. The updated list of processors and of the subjects to which Personal Data are communicated will remain available upon request at Participant’s employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. Participant further understands that the Company or its Subsidiaries or affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and its Subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom he or she may elect to deposit any shares acquired under the Plan or any proceeds from the sale of such shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the it is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, Participant has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not; access and verify its contents, origin and accuracy; delete, update, integrate or correct Personal Data; or block or stop, for legitimate reason, Personal Data processing. To exercise privacy rights, Participant should contact his or her employer. Furthermore, Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s employer human resources department.

Plan Document Acknowledgement

In accepting the RSU, Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Addendum.

Participant further acknowledges that he or she has read and specifically and expressly approves the following paragraphs of the Agreement: Tax Obligations; No Employment Contract; Nature of RSUs; Language; Governing Law and Venue; and the Data Privacy paragraph included in this Addendum.

PARTICIPANTS IN JAPAN

Exchange Control Notice

If the Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares.

Foreign Asset/Account Reporting Information

The Participant will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. This report is due by March 15th each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to him or her and whether the requirement extends to any outstanding RSUs or Shares acquired under the Plan.

PARTICIPANTS IN KOREA

Exchange Control Notice

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the sale proceeds back to Korea within three (3) years of the sale.

Foreign Asset/Account Reporting Information

Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) based in foreign countries that have not entered into an “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). Participant should consult with Participant’s personal tax advisor for additional information about this reporting obligation, including whether or not there is an applicable inter-governmental agreement between Korea and the U.S. (or any other country where Participant may hold any Shares or cash acquired in connection with the Plan).

PARTICIPANTS IN MEXICO

Labor Law Acknowledgement

These provisions supplement the labor law acknowledgement contained in the Agreement:

By accepting the RSUs, Participant acknowledges that he or she understands and agrees that: (i) the RSU is not related to the salary and other contractual benefits granted to Participant by the Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement

The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 6920 Seaway Blvd., Everett, WA, 98203, United States of America, is solely responsible for the administration of the Plan and participation in the Plan and, in Participant’ case, the acquisition of Shares does not, in any way establish an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and the sole employer is the Subsidiary employing Participant, as applicable, nor does it establish any rights between Participant and the Employer.

Plan Document Acknowledgment

By accepting the RSU award, Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the Nature of RSUs, Section 15 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the Shares underlying the RSUs.

Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral

Estas disposiciones complementan el reconocimiento de la ley laboral contenida en el Acuerdo:

Por medio de la aceptación de la RSU, quien tiene la RSU manifiesta que entiende y acuerda que: (i) la RSU no se encuentra relacionada con el salario ni con otras prestaciones contractuales concedidas al que tiene la RSU por parte del patrón; y (ii) cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.

Declaración de Política

La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.

La Compañía, con oficinas registradas ubicadas en 6920 Seaway Blvd., Everett, WA, 98203, United States of America, es la única responsable por la administración del Plan y de la participación en el mismo y, en el caso del que tiene la RSU, la adquisición de Acciones no establece de forma alguna, una relación de trabajo entre el que tiene la RSU y la Compañía, ya que la participación en el Plan por parte del que tiene la RSU es completamente comercial y el único patrón es la Subsidiaria que esta contratando al que tiene la RSU, en caso de ser aplicable, así como tampoco establece ningún derecho entre el que tiene la RSU y el patrón.

Reconocimiento del Plan de Documentos

Por medio de la aceptación de la RSU, el que tiene la RSU reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, el que tiene la RSU reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Naturaleza del Otorgamiento, Apartado 15 del Acuerdo, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como sus Subsidiarias no son responsables por cualquier detrimento en el valor de las Acciones en relación con la RSU.

Finalmente, por medio de la presente quien tiene la RSU declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a sus Subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

PARTICIPANTS IN THE NETHERLANDS

Labor Law Acknowledgment

By accepting the RSU, Participant acknowledges that: (i) the RSU is intended as an incentive for Participant to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the RSU is not intended to replace any pension rights or compensation.

PARTICIPANTS IN NEW ZEALAND

Securities Law Notice

In compliance with New Zealand securities laws, the Participant is hereby notified that the following information is available for review in connection with the offer of RSUs under the Plan:

(i) the Agreement, including this Addendum, which together with the Plan sets forth the terms and conditions of participation in the Plan;

(ii) a copy of the Company’s most recent annual return (i.e., Form 10-K) and most recent financial reports; and

(iii) a copy of the Plan and a description of the Plan (the “Description”) (i.e., the Company’s Form S-8 Plan Prospectus under the U.S. Securities Act of 1933, as amended); the Company will provide any attachments or documents incorporated by reference into the Description upon written request.

The Participant may request copies of the documents described above by contacting Fortive’s corporate legal department using the contact details provided on www.fortive.com. The documents incorporated by reference into the Description are updated periodically. The Participant understands that should he or she request copies of the documents incorporated by reference into the Description, the Company will provide the Participant with the most recent documents incorporated by reference.

Warning Statement

Participant is being offered RSUs, which, upon vesting in accordance with the terms of the Award, will be converted into Shares. The Shares, if issued, give Participant a stake in the ownership of the Company. Participant may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, Participant will be paid only after all creditors (and holders of preference shares) have been paid. Participant may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This requires those offering financial products to have disclosure information that is important for investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, Participant may not be given all of the information usually required. Participant will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing to this investment.

The Shares are quoted. The Company intends to quote the Shares on the New York Stock Exchange. This means Participant may be able to sell them on the New York Stock Exchange if there are interested buyers. Participant may get less than he or she invested. The price will depend on the demand for the Shares.

PARTICIPANTS IN NORWAY

There are no country-specific provisions.

PARTICIPANTS IN POLAND

Exchange Control Notice

Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. Further, any transfer of funds in excess of a specified threshold (currently €15,000) must be effected through a bank account in Poland. Participant should maintain evidence of such foreign exchange transactions for five (5) years, in case of a request for their production by the National Bank of Poland.

PARTICIPANTS IN ROMANIA

Exchange Control Notice

If Participant deposits the proceeds from the sale of Shares issued to him or her at vesting and settlement of the Shares in a bank account in Romania, Participant may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds.

Participant should consult his or her personal advisor to determine whether Participant will be required to submit such documentation to the Romanian bank.

English Language

Participant hereby expressly agrees that this Agreement, the Plan as well as all documents, notices and proceedings entered into, relating directly or indirectly hereto, be drawn up or communicated only in the English language.

Angajatul consimte în mod expres prin prezentul ca acest Contract, Programul precum şi orice alte documente, notificări, înştiinţări legate direct sau indirect de acest Contract să fie redactate sau efectuate doar în limba engleză.

PARTICIPANTS IN RUSSIA

Securities Law Notification

The Plan and all other materials that Participant may receive concerning the grant of RSUs and Participant’s participation in the Plan do not constitute advertising or an offering of securities in Russia. The Shares to be issued upon vesting of the RSUs have not and will not be registered in Russia and, therefore, the Shares described in any Plan documents may not be offered or placed in public circulation in Russia. In no event will Shares to be issued upon vesting of the RSUs be delivered to Participant in Russia. All Shares acquired under the Plan will be maintained on Participant’s behalf outside of Russia. Participant will not be permitted to sell Shares directly to a Russian legal entity or resident.

Exchange Control Notification

Participant must repatriate any proceeds from the sale of Shares to Russia. Such funds must be initially credited to Participant through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. However, dividends can be held in a foreign currency account at a foreign individual bank account opened in certain countries (including the United States). Participant should contact his or her personal advisor regarding Participant’s exchange control obligations resulting from participation in the Plan as significant penalties may apply in the case of non-compliance with such obligations.

Data Privacy. This data privacy consent replaces the data privacy section of the Agreement:

2. The Participant hereby grants consent to processing of the personal data listed below	**2. Субъект персональных данных настоящим дает согласие на обработку перечисленных ниже персональных данных**
2.1. Last name, first name, patronymic, year, month, date and place of birth, gender, age, address, citizenship, information on education, contact details (home address(es), direct office, home and mobile telephone numbers, e-mail address, etc.), photographs;	**2.1.** Фамилия, имя, отчество, год, месяц, дата и место рождения, пол, возраст, адрес, гражданство, сведения об образовании, контактная информация (домашний(е) адрес(а), номера прямого офисного, домашнего и мобильного телефонов, адрес электронной почты и др.), фотографии;
2.2. Information contained in personal identification documents (including passport details), tax identification number and number of the State Pension Insurance Certificate, including photocopies of passports, visas, work permits, drivers licenses, other personal documents;	**2.2.** Сведения, содержащиеся в документах, удостоверяющих личность, в том числе паспортные данные, ИНН и номер страхового свидетельства государственного пенсионного страхования, в том числе фотокопии паспортов, виз, разрешений на работу, водительских удостоверений, других личных документов;
2.3. Information on employment, including the list of duties, information on the current and former employers, information on promotions, disciplinary sanctions, transfer to other position / work, etc.;	**2.3.** Информация о трудовой деятельности, включая должностные обязанности, информация о текущем и прежних работодателях, сведения о повышениях, дисциплинарных взысканиях, переводах на другую должность/работу, и т.д.;
2.4. Information on the Participant's salary amount, information on salary changes, on participation in employer benefit plans and programs, on bonuses paid, etc.;	**2.4.** Информация о размере заработной платы Субъекта персональных данных, данные об изменении заработной платы, об участии в премиальных системах и программах Работодателя, информация о выплаченных премиях, и т.д.;
2.5. Information on work time, including hours scheduled for work per week and hours actually worked;	**2.5.** Сведения о рабочем времени, включая нормальную продолжительность рабочего времени в неделю и количество фактически отработанного рабочего времени;
2.6. Information on potential membership of certain categories of employees having rights for guarantees and benefits in accordance with the Russian Federation Labor Code and other effective legislation;	**2.6.** Сведения о принадлежности к определенным категориям работников, которым предоставляются гарантии и льготы в соответствии с Трудовым кодексом Российской Федерации и иным действующим законодательством;
2.7. Information on the Participant's tax status (exempt, tax resident status, etc.);	**2.7.** Информация о налоговом статусе Субъекта персональных данных (освобождение от уплаты налогов, является ли налоговым резидентом и т.д.);

PARTICIPANTS IN SINGAPORE

Securities Law Notice

The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made to Participant with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the RSUs are subject to section 257 of the SFA and Participant should not make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Award in Singapore, unless such sale or offer is made after six (6) months of the grant of the RSUs or pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Requirement

The Chief Executive Officer and the Directors of a Singapore subsidiary of the Company are subject to certain notification requirements under the Singapore Companies Act. The Chief Executive Officer and the Directors must notify the Singapore subsidiary in writing of an interest (e.g., RSUs, Shares, etc.) in the Company or any related company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the RSUs or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO / a director.

PARTICIPANTS IN SLOVAK REPUBLIC

Optionee will not have a foreign asset or account reporting requirement unless Optionee is an independent entrepreneur (i.e., Optionee conducts business activities on his or her own behalf and holds a corresponding business/trade license).

PARTICIPANTS IN SLOVENIA

There are no country-specific provisions.

PARTICIPANTS IN SOUTH AFRICA

Withholding Taxes. This provision supplements Section 7(a) of the Agreement:

By accepting the Restricted Stock Units, Participant agrees to immediately notify the Employer of the amount of any gain realized upon vesting of the Restricted Stock Units. If Participant fails to advise the Employer of the gain realized at vesting, Participant may be liable for a fine. Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Notice

To participate in the Plan, Participant must comply with exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.

Because the Exchange Control Regulations change frequently and without notice, Participant understands that Participant should consult Participant’s legal advisor prior to the acquisition or sale of Shares acquired under the Plan to ensure compliance with current regulations. Participant understands that it is Participant’s responsibility to comply with South African exchange control laws, and neither the Company nor any Parent or Subsidiary will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.

Securities Law Notice

In compliance with South African Securities Law, Participant acknowledges that a copy of Fortive’s most recent annual report and stock plan will be sent to Participant free of charge on written request.

Participant is advised to carefully read the materials provided before making a decision whether to participate in the Plan and to contact Participant’s tax advisor for specific information concerning Participant’s personal tax situation with regard to Plan participation.

PARTICIPANTS IN SPAIN

Nature of Plan

This provision supplements Section 15 of the Agreement. In accepting the grant, Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

Participant understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to grant RSUs under the Plan to individuals who may be Employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or Subsidiary over and above the specific terms of the Plan on an ongoing basis. Consequently, Participant understands that the RSUs are granted on the assumption and condition that the RSUs and the Shares issued upon vesting of the RSUs shall not become a part of any employment contract (either with the Company or a Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.

In addition, Participant understands that the grant of the RSUs would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any RSU grant shall be null and void.

Exchange Control Notice

Participant must declare the acquisition of shares to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry for statistical purposes. Participant must also declare ownership of any shares with the Directorate of Foreign Transactions each January while the shares are owned. In addition, if Participant wishes to import the ownership title of the shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGCI. The sale of the shares must also be declared to the DGCI by means of a form D-6 filed in January. The form D-6, generally, must be filed within one month after the sale if Participant owns more than 10% of the share capital of the Company or his or he investment exceeds €1,502,530.

When receiving foreign currency payments in excess of €50,000 derived from the ownership of shares (i.e., dividends or sale proceeds), Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. Participant will need to provide the institution with the following information: (i) Participant’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

In addition, Participant may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

Foreign Assets/Account Reporting Information

To the extent Participant holds rights or assets (e.g., cash or Shares held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which Participant sells or disposes of such right or asset), Participant is required to report information on such rights and assets on his or her tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by the following March 31.

PARTICIPANTS IN SWEDEN

There are no country-specific provisions.

PARTICIPANTS IN SWITZERLAND

Securities Law Notice

The grant of the RSUs is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the RSUs constitute a prospectus as such term is understood pursuant to the Swiss Code of Obligations, and neither this document not any other material relating to the RSU may be publicly distributed nor otherwise made publicly available in Switzerland.

PARTICIPANTS IN TAIWAN

Securities Law Notice

The grant of the RSUs and the Shares to be issued under the Plan is available only for employees of the Company and its Subsidiaries. It is not a public offer of securities by a Taiwanese company; therefore, it is exempt from registration in Taiwan.

Exchange Control Notice

Participant may acquire foreign currency, and remit the same out of Taiwan, up to US$5 million per year without justification. In addition, if Participant remits TWD$500,000 or more in a single transaction, he or she must submit a Foreign Exchange Transaction Form to the remitting bank. If the transaction amount is US$500,000 or more in a single transaction, Participant also must provide supporting documentation to the satisfaction of the remitting bank.

PARTICIPANTS IN THAILAND

Exchange Control Notice

Participant must immediately repatriate the proceeds from the sale of Shares and any cash dividends received in relation to the Shares to Thailand and convert the funds to Thai Baht within 360 days of receipt. If the repatriated amount is US$50,000 or more, Participant must report the inward remittance by submitting the Foreign Exchange Transaction Form to an authorized agent, i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency.

If Participant does not comply with this obligation, Participant may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, Participant should consult a legal advisor before selling Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with exchange control laws in Thailand, and neither the Company nor any Parent or Subsidiary will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.

PARTICIPANTS IN TURKEY

Securities Law Notice

Under Turkish law, the Participant is not permitted to sell Shares acquired under the Plan in Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey and the Shares may be sold through this exchange.

Exchange Control Notice

The Participant may be required to engage a Turkish financial intermediary to assist with the sale of Shares acquired under the Plan. To the extent a Turkish financial intermediary is required in connection with the sale of any Shares acquired under the Plan, the Participant is solely responsible for engaging such Turkish financial intermediary. The Participant should consult his or her personal legal advisor prior to the vesting of the RSUs or any sale of Shares to ensure compliance with the current requirements.

PARTICIPANTS IN UNITED ARAB EMIRATES

Securities Law Notice

Participation in the Plan is being offered only to selected Participants and is in the nature of providing equity incentives to Participants in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such Participants and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If Participant does not understand the contents of the Plan and the Agreement, Participant should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

PARTICIPANTS IN THE UNITED KINGDOM

Withholding Taxes. The following replaces Section 7(a) of the Agreement in its entirety:

(a) Withholding Taxes. Regardless of any action the Company or any Subsidiary employing Participant (the “Employer”) take with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting, release or assignment of any RSU (the “Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs is and remains Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

As a condition of the issuance of Shares upon vesting of the RSU, the Company and/or the Employer shall be entitled to withhold and Participant agrees to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by Participant by one or a combination of the following: (i) require Participant to pay Tax-Related Items in cash with a cashier’s check or certified check; (ii) withholding cash from Participant’s wages or other compensation payable to Participant by the Company and/or the Employer; (iii) arranging for the sale of Shares otherwise issuable to Participant upon vesting of the RSUs (on Participant’s behalf and at Participant’s direction pursuant to this authorization); (iv) withholding from the proceeds of the sale of Shares acquired upon vesting of the RSUs; or (v) withholding in Shares otherwise issuable to Participant, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount or such other amount as may be necessary to avoid adverse accounting treatment using the Fair Market Value of the Shares on the date of the relevant taxable event.

Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the event giving rise to the Tax-Related Items (the “Chargeable Event”) that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days after the end of the UK tax year in which the Chargeable Event occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), Participant agrees that the amount of any uncollected Tax-Related Items shall (assuming Participant is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)), constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this Section, the Company may refuse to deliver the Shares acquired under the Plan.